Exhibit 11.1

                               COMPUTATION OF NET INCOME PER SHARE

                              (In Thousands, Except Per Share Data)


                                                       Year Ended June 30,

                                                       1995           1994
                                                  ____________________________
 Earnings
   Income applicable to common stock              $     2,280        $  2,721
                                                  ============================
 Shares
   Weighted average number of shares outstanding       14,836          14,785
   Additional shares assuming conversion of options
   and warrants up to 20% of shares outstanding           563             526
                                                  ____________________________
            Pro forma shares                            15,399         15,311
                                                  ============================
          Net income per share                    $        .15       $    .18
                                                  ============================